Exhibit 16.1

September 9, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of ActivCard Corp.’s Form 8-K dated September 2, 2004, and have the following comments:

1. We agree with the statements made in the first paragraph (except for the third sentence); and the statements made in the second through fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the third sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
San Jose, California